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                                                                    EXHIBIT 99.1


          FROM: OMEGA ENVIRONMENTAL, INC.
          19805 NORTH CREEK PARKWAY
          BOTHELL, WA  98011

          MWW/STRATEGIC COMMUNICATIONS, INC.
          TEL: (201) 507-9500
          CONTACT:  ROBERT SWADOSH (RSWDOSH@MWW.COM)

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                                                           FOR IMMEDIATE RELEASE


               OMEGA ENVIRONMENTAL, INC. FILES CHAPTER 11 PETITION

          BOTHELL, WA May 2, 1997 - Omega Environmental, Inc. (Nasdaq National
Market: OMEG), today filed a voluntary petition for protection and reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Western District of Washington. The Company believes that operating under Chapter 11 will facilitate the restructuring of its operations and financing arrangements. Although the Company's tangible assets exceed its liabilities by more than $20 million, the Company elected to seek protection to ensure adequate cash flow. The Company is presently negotiating with several lenders to obtain debtor-in-possession (DIP) financing.

     Louis J. Tedesco, Omega's President and Chief Executive Officer, said that the decision to file under Chapter 11 was a difficult one, and reached only after careful evaluation of all alternative courses of action: "In the past year we have made substantial progress in rationalizing our entire organization, including across-the-board cost cutting measures, discontinuing several under-performing businesses and making significant changes in the management structure. We will shortly cease all construction-related business activity, which has acted as a major drain of Company resources, as well as our financial services and non-essential sales activities.

     "Nevertheless," Tedesco continued, "this filing is intended to preserve and enhance the Company's continuing businesses, many of which are sound, and to ensure that these continuing operations which fit our growth strategy are adequately funded. We believe the Company will emerge from this process a leaner, stronger entity."

     Omega Environmental is a national provider of products and services to the fueling facility industry, including installation and removal of underground storage tanks, environmental services, and an array of services to gas stations.

     MATTERS DISCUSSED HEREIN CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES. THE COMPANY'S RESULTS MAY DIFFER SIGNIFICANTLY FROM RESULTS INDICATED BY FORWARD LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SOME DIFFERENCES INCLUDE THOSE GENERALLY RELATED TO THE OPERATIONS OF THE COMPANY'S BUSINESS AND THE FOLLOWING MATTERS; THE BANKRUPTCY COURT FREEING UP CASH FLOW TO FINANCE
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OPERATIONS; THE ABILITY TO GENERATE SUFFICIENT FUNDING TO FUND CONTINUING
OPERATIONS; THE ABILITY TO OBTAIN DIP FINANCING AND TO REPLACE THE COMPANY'S CURRENT LOAN AGREEMENT OR THAT ELIGIBLE ASSETS WILL BE ADEQUATE TO SUPPORT BORROWING LEVELS UNDER ANY LOAN AGREEMENT; THE ABILITY TO SUCCESSFULLY REORGANIZE THE COMPANY INTO FUNCTIONAL LINES; AND ACHIEVING FUTURE PROFITABLE OPERATIONS.